Exhibit 10

Churchill Downs, Incorporated

Letter Agreement

March 9, 2009

Vernon Niven

[Address Removed]

Dear Vernon:

In order to induce you to remain in your current position with Churchill Downs Incorporated (the “Company”) to facilitate the transition of the Company’s business and affairs, the Company will pay you a retention bonus (the “Retention Bonus”) if you remain employed with the Company through June 7, 2009 (the “Termination Date”), subject to the terms and conditions outlined below. The amount of the Retention Bonus will be $75,000, less any applicable withholding and deductions.

1. General. The payment of the Retention Bonus is conditioned upon your continued adherence to the terms of your employment that are in effect, including Company policies and procedures, during the period commencing on the date of this letter and ending on the Termination Date (the “Retention Period”). The Company reserves the right to terminate your employment before the end of the Retention Period for any reason, including for “just cause” (as defined in your Offer Letter, dated September 8, 2006 (the “Offer Letter”)). If you terminate your employment with the Company for any reason (including due to your death or disability) before the end of the Retention Period, you will forfeit any right to the Retention Bonus. If the Company terminates your employment for any reason other than for “just cause,” death, or disability before the end of the Retention Period, you will be paid the Retention Bonus pursuant to Sections 2 and 3 of this Offer Letter.

2. Release and Timing. As a condition to your receipt of the Retention Bonus, you will be required to execute (without revocation) by August 7, 2009, a standard waiver and release agreement (“Release”) that will be provided by the Company. The Retention Bonus will be payable to you in a lump sum payment within fourteen (14) business days following the Company’s receipt of your executed, irrevocable Release.

3. Non-Compete and Other Provisions.

A. For purposes of this Section 3, “Company” shall mean the Company and it subsidiaries. As a further condition to your receipt of the Retention Bonus, for a period of two (2) years following the Termination Date, you will not directly or indirectly, without the prior written permission of the Company:

(i) solicit or attempt to solicit any customers or prospective customers of the Company for the purpose of selling them products or services that compete with those of the Company;

(ii) solicit or recruit in any form, as employees, contractors, sub-contractors, consultants or other capacity in which such individuals provide services of material business value, any employee of the Company; provided, however, that this section shall not prohibit you from hiring any person who responds to a general advertisement or solicitation not specifically directed at employees of the Company;

(iii) take any action that could reasonably be expected to have the effect of directly or indirectly encouraging or inducing any person to terminate such person’s business or employment relationship with the Company for any reason;

(iv) disclose to any third parties or use to your own benefit, directly or indirectly, any confidential or proprietary information or knowledge of the Company; and

(v) compete with the business of the Company in the Restricted Territory (as defined below) by becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below).

For purposes of this Letter Agreement, “Restricted Territory” shall mean any area that is within fifty (50) miles of the Company’s headquarters in Louisville, Kentucky and “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Company as of the Termination Date (or any significant business that is being actively pursued by the Company as of the Termination Date).

B. You also agree not to disparage or denigrate, in writing, orally or otherwise the Company or its affiliates or any of their current or former officers, directors, shareholders, employees, agents, or representatives.

4. No Rights to Certain Benefits. You agree and acknowledge that notwithstanding any agreement, document or provision to the contrary, you are not entitled to receive any award, payment or benefit provided under the following:

A. The Company’s long-term incentive plans, programs, policies, agreements or arrangements, including but not limited to, the Company’s 2007 Omnibus Stock Incentive Plan, the Company’s Terms and Conditions of the Performance Share Awards Issued Pursuant to the Company’s 2007 Omnibus Stock Incentive Plan and the Terms and Conditions of the Performance Share Awards Issued Pursuant to the Company’s 2007 Omnibus Stock Incentive Plan for Employees of Twinspires;

B. The Company’s Amended and Restated Incentive Compensation Plan (1997) for performance periods following December 31, 2008;

C. The Company’s severance plans, policies or programs, including but not limited to, the Company’s Executive Severance Policy; and

D. The Offer Letter, including but not limited to, the payment of the Long Term Incentives that are referenced in such letter.

5. Duties and Assignments. During the Retention Period, you will take direction from the Company’s Chief Executive Officer and will use your best efforts to perform such services as directed or assigned to you by the Chief Executive Officer or upon his delegation, any other officer of the Company.

6. Return of Company Property. You agree that, upon the Termination Date, you will immediately return to the Company all property of the Company, which is then in, or thereafter comes into, your possession, including but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, as well as any other materials or equipment supplied by the Company.

7. Amendment and Duration of this Agreement. No provision of this Letter Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Letter Agreement.

8. Nontransferability. You shall not have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which you may expect to receive, contingently or otherwise, under this Letter Agreement.

9. No Right To Continued Employment. Neither the execution of this Letter Agreement, nor any modification thereof, nor the payment of any benefits shall be construed as giving you the right to be retained in the service of the Company or its successor, and you shall remain subject to discharge to the same extent as if this Letter Agreement had never been executed.

10. Successors. This agreement shall be binding upon your heirs, executors, administrators, successors and assigns, present and future, and any successor to the Company.

11. Withholding Taxes and Other Deductions. All amounts to be paid hereunder shall be paid net of the amount of any taxes, Social Security deductions or any other deductions that the Company or its successor may be required to withhold therefrom in respect of any federal, state, local or other income or other taxes or applicable deductions.

12. Governing Law and Jurisdiction. This agreement shall be governed by the laws of the Commonwealth of Kentucky without giving effect to its principles of conflict of laws and any dispute that may arise relating to the interpretation of and compliance with this agreement shall be resolved by the courts.  The parties expressly waive any right they may have to any other jurisdiction and submit to the jurisdiction of the federal and state courts of the Commonwealth of Kentucky.

13. Injunctive Relief. You expressly agree that the Company shall or would suffer irreparable injury if you were to breach, or threaten to breech, the restrictive covenants in Section 3 of this Letter Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and you further consent and stipulate to the entry of such injunctive relief in such a court prohibiting you from breaching the restrictive covenants in Section 3 of this Letter Agreement.

14. Severability. The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision of this agreement.

If you understand and agree with the terms and conditions of this Letter Agreement, please sign below and return a copy of this agreement to me, no later than March 20, 2009.

CHURCHILL DOWNS INCORPORATED

By:	/s/ Charles G. Kenyon
Charles G. Kenyon
SVP Human Resources
March 9, 2009

/s/ Vernon Niven
Vernon Niven
Executive Vice President
March 10, 2009